UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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NEWPORT CORPORATION
(Name of Registrant as Specified In Its Charter)

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Acquisition of Newport by MKS Instruments

Questions and Answers - 02/25/2016

GENERAL

1.            What was announced on Tuesday? What are the terms of the deal?
MKS Instruments is acquiring Newport Corporation for $23.00 per share in an all-cash transaction worth about $980 million. The boards of directors of both companies have approved the transaction. The agreement is subject to regulatory approvals in various jurisdictions, completion of customary closing conditions and the approval of Newport’s shareholders. The two companies will operate independently until the completion of the transaction, which is expected to occur in the second quarter of 2016.

2.            Who is MKS Instruments?
MKS Instruments is a public company headquartered in Andover, Massachusetts. They have approximately 2,200 employees worldwide and had over $800 million in sales in 2015. They are a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes. They have a broad and diverse product line that includes flow, pressure and vacuum control and measurement equipment, plasma sources, RF & DC generators and amplifiers, data collection and analysis systems, and many others.

3.            Why is MKS acquiring Newport?
Acquiring Newport advances an important part of MKS’ strategic agenda.  For example:

•                 Newport brings MKS expertise in Photonics, Optics and Laser technologies and markets, which expands and diversifies their core technology base.  Also, our technologies are complementary with, and adjacent to, many of MKS’ capabilities in gas, flow and vacuum process management.

•                 Newport’s strong presence in the Industrial, Defense, Scientific, and Life & Health Sciences markets give MKS the opportunity to reduce their exposure to the cyclicality of the semiconductor capital equipment market, and expand their customer base and the number of applications they serve.

•                 Newport’s strong working relationships with Semiconductor Equipment OEMs extend MKS’ leadership position in this market.

4.            Why are Newport and MKS entering into this agreement?
The combination of Newport and MKS will create a stronger company with multiple technology platforms that will better serve several attractive end markets, such as microelectronics, scientific research, industrial manufacturing, life & health sciences and defense/security. Together, we will have greater scale to invest in R&D and drive growth, with combined revenue of more than $1.4 billion, over 4,700 team members and operations worldwide.

5.            Newport has thrived for almost 50 years and is well positioned to grow independently. Why are we selling the company now?
While we are well positioned in our markets and with key customers, and are confident in future growth, this merger will yield benefits through increased scale and greater depth across our end markets. The combined company will also have a broader and deeper portfolio of products.  In addition, the price MKS has agreed to pay represents more than a 50% premium over our recent share price, and as a public company one of our obligations is to ensure that our shareholders (i.e. the owners of our company) receive a return on their investment.  This transaction provides an attractive and immediate return to our stockholders.

Acquisition of Newport by MKS Instruments

Questions and Answers - 02/25/2016

6.            How did this transaction evolve? Were there any other companies interested in acquiring us?

Newport was not looking to be sold.  We received an unsolicited offer from another company that led our Board of Directors to explore whether there were other interested buyers for the Company.  During this process, MKS approached us independently and made an unsolicited offer that was compelling.  After discussions with a number of potential buyers and careful deliberation, our Board of Directors decided it was in the best interests of the Company and our stockholders to enter into this transaction.  More details about the transaction process will be provided in a proxy statement, which will be filed with the Securities and Exchange Commission within the next few weeks and disseminated to stockholders shortly thereafter.

7.            When will the transaction be completed?
The transaction is subject to regulatory approvals in various jurisdictions, customary closing conditions and Newport shareholder approval. The two companies will operate as separate companies until the completion of the transaction, which is expected to occur in the second quarter of calendar year 2016.

8.            What are the plans to integrate the two companies?
An integration team, led by senior MKS management and including representatives of both companies, will be formed and will develop plans to integrate Newport and MKS. The process will be similar to the one we have used to integrate companies we acquire – leaders and experts from both companies working together to determine how to best position the combined company for success. The integration team will likely communicate periodically about progress.  If you are contacted by the integration team for support or assistance, please give them your full cooperation.

9.            Who will run Newport until the completion of the deal?
Our current leadership team will remain in place until the transaction closes.

10.    What can we expect in the interim period between now and when the transaction closes?
We need to remain focused and conduct business as usual. Until the transaction is closed, we will continue to operate independently from MKS as we always have. It’s vitally important for all of us to continue to deliver on our commitments to our customers, and to each other.

Within the next few weeks, Newport will file a proxy statement in preparation for a shareholder meeting to approve the transaction, and the two companies will pursue regulatory approvals in the U.S. and other countries, and start integration planning.

11.    What should I do if I receive a question from investors or media?
Our communications team is responsible for communicating with outside parties. If you receive an inquiry, please contact Chuck Cargile or Chris Toth at chris.toth@newport.com.

12.    What can I communicate to customers?
Communications with customers regarding this transaction should generally be handled by the primary sales point of contact.  These communications are being coordinated by the Sales and Marketing Council, led by Iain Penny, to ensure consistency. If you are not the primary sales point of contact for an account, you should refer any inquiries from the customer to the sales team.  We have prepared communication documents, including a press release, a summary of messaging points for communicating with customers, and forms of letters to customers regarding the transaction. These documents provide information that the authorized employees can share with customers.  It is important that employees follow the prepared documents closely so that we convey consistent messages and emphasize that we will operate the business as usual until completion of the transaction.

Acquisition of Newport by MKS Instruments

Questions and Answers - 02/25/2016

13.    How will Newport’s customers and channel partners benefit from this transaction?
Together, Newport and MKS will be able to offer customers a broader range of complementary products and services. Customers will also benefit from the combined company’s enhanced and accelerated technological leadership, expanded operations and increased supply chain leverage, as well as a larger global footprint to provide excellent service and support.

14.    How will this transaction impact my customers/channel partners?
Operationally, it will be business as usual for Newport’s customers and channel partners until the transaction closes. We will communicate any post-closing changes that may occur in as timely a manner as possible. We remain committed to providing our customers and channel partners with outstanding customer service, advanced technology solutions, and world-class quality. We continue to look forward to a long and mutually beneficial relationship with our customers and partners.

15.    Will MKS continue to be a customer of Newport and will Newport and MKS compete for any business?
MKS is and will continue to be a Newport customer.  After the transaction closes, any Newport products used by MKS will become internal transfers, rather than external sales.

MKS and Newport do not compete with one another.  MKS’ products are for generating, monitoring, controlling and measuring gas, vacuum and thin films.  Our products are for generating, monitoring, controlling and measuring light energy.  The capabilities, technologies, and products are complimentary, not overlapping.

16.    I have seen several press releases from law firms saying that they are investigating Newport in connection with the transaction – has Newport done something wrong?

These announcements are made in virtually every public company acquisition transaction by these kinds of plaintiffs’ law firms, who use them to try to create shareholder interest in filing lawsuits against companies, with a goal of pressuring the company being acquired to negotiate a settlement to avoid the potential impediment to closing. We are very confident that Newport and our Board of Directors have complied fully with all of their legal duties in connection with this transaction, and should a lawsuit be filed, we are well prepared to defend ourselves in court.

As part of this effort, these firms may contact Newport employees to try to collect information regarding Newport and the transaction.  Please remind your teams that, should they be contacted by one of these law firms, they should not discuss anything relating to Newport or the transaction, but should instead refer them to our Legal Department.  If you have any questions in this regard, please contact Newport’s Legal Department.

ORGANIZATIONAL STRUCTURE

17.    How will engineering, sales, marketing, operations and other functions be integrated into MKS? Will the organization structure change?
Until the transaction closes, there will not be any changes to Newport’s organizational structure. An integration team, led by senior MKS management and including representatives of both companies, will be formed and will develop an integration plan for Newport and MKS. More information will be communicated as the integration planning team works through the process.

Acquisition of Newport by MKS Instruments

Questions and Answers - 02/25/2016

18.    Will the Newport executive team be part of the combined company after completing the deal?
It is still too early to discuss management composition or organization. This will be addressed by the integration planning team over the coming months.

19.    What will happen to Newport’s facilities around the world?
The integration planning team will develop recommendations, if any, regarding changes to the geographic footprint of the combined company. There could be opportunities to realize efficiencies by co-locating MKS and Newport employees in existing Newport or MKS facilities that are close to one another.  However, it is important to remember that MKS is not a photonics, optics, or laser company.  There is very little overlap in our operations or manufacturing processes.  They are very interested in ensuring that the combined company continues to have the expertise and experience to maintain a leadership position in its target markets.

20.    Upon the closing of the transaction, where will Newport’s headquarters be located?  Who will the leaders be?
The headquarters of the combined company will be in Andover, Massachusetts.  Beyond that, it is too early in the process for those decisions to be made.  We are committed to keeping our team members informed throughout the integration process.

21.    What will happen to the Newport name and our brands?
The name of the overall company will be MKS Instruments.  Beyond that, the integration team will develop a plan, which will include decisions such as name and branding. MKS is very aware of the strength of Newport’s brands in our markets, and the integration team will work to ensure that our presence in our markets is not diminished.

Acquisition of Newport by MKS Instruments

Questions and Answers - 02/25/2016

COMPENSATION & BENEFITS

22.    What happens to compensation and benefits for Newport employees?
Most of our compensation and benefits plans will remain substantially the same until at least the end of 2016.  U.S. employees will transition onto MKS’ 401(k) Plan and ESPP immediately following the closing of the transaction.  In 2017, our employees will likely transition onto MKS’ incentive plans and health and welfare benefit plans.  It’s important to emphasize that MKS recognizes the strength of our team, and the experience and expertise of our employees.  Their compensation packages will be competitive as they will be very interested in retaining the Newport team.

23.    How can I learn more about MKS’ benefits programs?
Most of your compensation and benefits plans will remain substantially the same until at least the end of 2016, at which time you will be transitioned onto MKS’ incentive plans and health and welfare benefit plans, which are generally comparable to Newport’s overall.  MKS will provide you with information about its benefit programs and the transition at the appropriate time, likely toward the end of 2016.

24.    Will MKS recognize my years of service with Newport?
MKS will recognize years of service with Newport under its benefit programs once our employees transition to the MKS benefit plans.

25.    What will happen to my existing Newport restricted stock units (RSUs) and stock appreciation rights (SARs)? Can I sell my Newport shares or exercise my SARs?
Between now and the date that the transaction closes, you may exercise any vested SARs, and you may sell any Newport shares you received from the vesting of RSUs, the exercise of SARs or purchases under the Employee Stock Purchase Plan (ESPP), subject to the trading restrictions and blackout periods contained in our Insider Trading Policy.  Upon the closing of the transaction, any Newport shares you own will automatically be converted into the right to receive $23.00 per share.

Your RSUs and SARs will continue to vest in accordance with their original vesting schedules. Upon the closing of the transaction, all of your unvested RSUs, and all of your vested and unvested SARs, will be automatically converted to equivalent RSUs and SARs for MKS stock, with the same vesting schedule and terms as your existing awards.

26.    What happens to my 401(k) or ESPP?
Until the transaction closes, Newport will continue to be an independent company and our current 401(k) and ESPP programs will continue to operate per their current policies.  After the transaction closes, Newport employees will be eligible to participate in MKS’ 401(k) and ESPP plans, which are similar to ours in many respects.  More information about those plans will be provided shortly after the closing of the transaction.

27.    The price to be paid for Newport stock in the transaction is $23.00 per share. Why is Newport’s stock currently trading at a lower price?
Newport’s current stock price takes into account a number of market factors, including investors’ expectations regarding the risk of non-completion of the transaction and the amount of time it will take to close.  This is typical for transactions like this that have been publicly announced, but which remain subject to conditions and are not yet closed.

Acquisition of Newport by MKS Instruments

Questions and Answers - 02/25/2016

EMPLOYEE IMPACT

28.    Will there be any layoffs as a result of the agreement?
Prior to the closing of the transaction, Newport will continue to conduct business as usual. Any changes would be the result of our normal planning process and not due to the transaction.  Starting now and continuing until after the transaction closes, there will be frequent communication from the integration team regarding any organization changes or other impacts.  As with any transaction of this scale, there will inevitably be some layoffs.  These will be carefully evaluated, with an eye towards retaining and re-assigning people whenever appropriate.

29.    If an employee is terminated as a result of the acquisition, will severance be provided and at what level?
Newport’s severance policies will continue to apply on the existing terms and conditions for at least the first year following the closing, after which time employees will transition onto MKS’ policies.  That means that upon a qualifying termination of employment such as a layoff, affected employees will generally receive severance benefits based on applicable policies and practices in place at each site location.

30.    Will hiring continue pending the completion of the transaction?
There are no major hiring initiatives built into our 2016 plans.  However, any requisitions already approved may proceed as usual.

31.    Can I discuss the transaction on social media?
Consistent with company policy, please do not comment about the transaction on the Company’s social media sites, or make any public disclosures about the transaction.  If you are contacted by the media, investors, or other companies, please refer these communications to Chuck Cargile or Chris Toth, at Chris.toth@newport.com.

32.    Where can I get more information?
Members of our companywide leadership team will hold a series of all-employee meetings at all major locations to discuss the transaction and address any questions or concerns.  A full list of upcoming town hall meetings will be published on Newport Global Connect within the next few days.

33.    What if I have more questions?
We will make every effort to ensure that our employees are informed about material developments as they occur throughout this process.  Please keep in mind:

•                 Many decisions still have to be made during the integration process, so answers to all of your questions may not be available until we are further along in that process.

•                 There are many regulatory restrictions on the type of information that can be provided prior to the close of the transaction. Subject to these restrictions, we will continue to communicate new information to you throughout the process leading up to the closing and beyond.

•                 If you have additional questions or need guidance on matters not addressed through these FAQs or during later information updates, please contact your manager or local HR representative.

Acquisition of Newport by MKS Instruments

Questions and Answers - 02/25/2016

Additional Information and Where to Find It

Newport Corporation (the “Company”) plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with the proposed transaction.  Additionally, the Company will file other relevant materials with the SEC in connection with the proposed transaction.  The Proxy Statement will contain important information about the Company, MKS Instruments, Inc. (“MKS”), PSI Equipment, Inc., a wholly owned subsidiary of MKS (“Merger Sub”), the proposed transaction and related matters.  Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company and MKS through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from the Company by contacting Chris Toth at 949-331-0337.

The Company and MKS, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in respect of the transactions contemplated by the Agreement and Plan of Merger, dated February 22, 2016 (the “Merger Agreement”), by and among the Company, MKS and Merger Sub.  Information regarding the Company’s directors and executive officers is contained in the Company’s Form 10-K for the year ended January 3, 2015 and its proxy statement dated April 8, 2015, which are filed with the SEC.  Information regarding MKS’s directors and executive officers is contained in MKS’s Form 10-K for the year ended December 31, 2014 and its proxy statement dated March 13, 2015, which are filed with the SEC.  To the extent holdings of securities by such directors or executive officers have changed since the amounts printed in the 2015 proxy statements, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement to be filed by the Company and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

Statements in this document regarding the proposed transaction between the Company and MKS, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company  and any other statements about the Company or MKS managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “will,” “projects,” “intends,” “believes,” “plans,” “anticipates,” “expects,” “estimates”, “forecasts”, “continues” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: (1) the ability to consummate the transaction, (2) risks that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals for the transaction from governmental authorities or the stockholders of the Company are not obtained; (3) litigation relating to the transaction; (4) the ability of MKS to successfully integrate the Company’s operations and employees; (5) unexpected costs, charges or expenses resulting from the transaction; (6) risks that the proposed transaction disrupts the current plans and operations of the Company and MKS; (7) the ability to realize anticipated synergies and cost

Acquisition of Newport by MKS Instruments

Questions and Answers - 02/25/2016

savings; (8) competition from larger and more established companies in the Company’s markets; (9) MKS’s ability to successfully grow the Company’s business; (10) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (11) the availability and terms of the financing to be incurred in connection with the transaction; (12) the retention of key employees; (13) legislative, regulatory and economic developments, including changing business conditions in the industries in which the Company and MKS operate and the economy in general as well as financial performance and expectations of  the Company’s and MKS’s existing and prospective customers, and the other factors described in the Company’s Annual Report on Form 10-K for the year ended January 3, 2015 and its most recent quarterly report filed with the SEC and in MKS’s Annual Report on Form 10-K for the year ended December 31, 2014 and its most recent quarterly report filed with the SEC. However, it is not possible to predict or identify all such factors.  Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  The Company and MKS disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.